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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Joe Fernandes - Investor Relations     Jerri Fuller Dickseski - Media
            (757) 688-6400                                      (757) 380-2341
            fernandes_j@nns.com                           dickseski_jf@nns.com


                      NEWPORT NEWS SHIPBUILDING APPOINTS
                    IRWIN F. EDENZON AND STEPHEN C. HASSELL
                          TO VICE PRESIDENT POSITIONS

     NEWPORT NEWS, Va., December 13, 2000 - Newport News Shipbuilding
(NYSE: NNS) announced today the appointments of Irwin F. Edenzon and Stephen C. Hassell to positions of Vice President. Edenzon will serve as Vice President, Technology Development and Carrier Fleet Support. Hassell is appointed to Vice President and Chief Information Officer. The appointments are effective immediately. Both Edenzon and Hassell report to NNS Executive Vice President and COO Tom Schievelbein.

     "These appointments are a reflection of the company's strategic focus on both technology development and information management," said Schievelbein. "The increasing emphasis on technology insertion in both new and existing ship programs as well as the need for efficient and effective information systems to both support that development and our overall business processes is key to our future."

     In his new position, Edenzon's scope of responsibilities includes technology development of aircraft carriers and submarines and support of in-service carriers. He is also responsible for the management of the Virginia Advance Shipbuilding and Carrier Integration Center, scheduled for opening in downtown Newport News, Va, in mid-2001.

     Edenzon joined NNS in 1997 as Director, International and Military Business Development. He served as Program Director for Future Carriers for approximately two years until being named Director, Technology Development and Carrier Fleet Support in

                                    -more-
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NEW APPOINTMENTS--2

October, 2000. Prior to joining NNS, Edenzon worked in various capacities for Textron Marine & Land Systems, Sperry Marine and Perry Offshore, Inc. He has a bachelor's degree from Rutgers University and a MBA from Florida Atlantic University.
     As Vice President and Chief Information Officer, Hassell is responsible for all aspects of information technology systems to include the Shared Data Environment, network infrastructure and data center operations.
     Hassell joined NNS in 1995 as Manager, Strategic Planning. Before being appointed to the position of CIO in 1998, he served as Director, Process Innovation. He served seven years as a U.S. Navy officer prior to joining NNS.
     Hassell earned a bachelor's degree in computer science from the United States Naval Academy and a MBA from the J.L. Kellogg School of Graduate Management at Northwestern University.
     Newport News Shipbuilding designs and constructs nuclear-powered aircraft carriers and submarines for the U.S. Navy and provides life-cycle services for ships in the Navy fleet. The company employs nearly 17,000 people and has annual revenues of approximately $2 billion. Visit NNS on the Web at www.nns.com.
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